UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
May 21, 2014 (May 14, 2014)
Date of Report (Date of earliest event reported)

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1750 Elm Street, Manchester, NH 03104
(Address of principal executive offices)          (Zip Code)

(603) 935-9799
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On May 14, 2014, Boston Therapeutics, Inc. (the “Company”), entered into a definitive Marketing Agreement (the “Agreement”) with Benchworks SD LLC (“Benchworks”), a  company engaged in the marketing, promotion and offering for distribution and sale of pharmaceutical, healthcare and consumer products.

Under the terms of the Agreement, the Company has granted Benchworks the exclusive right to promote, market, sell and distribute SUGARDOWN®, the Company’s dietary supplement that supports healthy blood sugar, in North America (the “Territory”) for an initial term of one year, subject to extension in accordance with the terms of the Agreement. Benchworks is responsible for and bears the expense for marketing and commercializing SUGARDOWN®, including the creation and payment for marketing, creative and promotional materials.  The Agreement defines certain minimum net sales levels that Benchworks must achieve to maintain exclusivity; and the Agreement also provides for net sales splits with Benchworks receiving 65% of the first $10 million in net sales from the sale of SUGARDOWN® in the Territory, with a declining share to 50% for net sales in excess of $40 million.

General Information
The foregoing is not a complete summary of the terms of the transaction contemplated by the Marketing Agreement.

A press release issued by the Company in connection with entrance into the Marketing Agreement is filed with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date:May 21, 2014	By:	/s/ David Platt, Ph.D
David Platt
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 20, 2014

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